Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-52408 and 333-66244 on Form S-8 and Registration Statement No. 333-120707 on Form S-3 of our reports dated March 30, 2006, relating to the financial statements and financial statement schedule of WJ Communications, Inc. and management’s report of the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of WJ Communications, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 30, 2006